Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 24, 2009, between Leonard S. Schwartz, an individual (the “Executive”), and Aceto Corporation (“Aceto”), a New York corporation, recites and provides as follows:

WHEREAS, Aceto desires to continue to retain the services of Executive, and Executive desires to continue to be employed by Aceto, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Aceto and Executive agree as follows:

1.     EMPLOYMENT PERIOD.  Aceto hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by Aceto, in accordance with the terms and provisions of this Agreement, for the period commencing on March 24, 2009 ("the Effective Date") and ending at midnight on March 23, 2012 (the "Employment Period"). The Employment Period shall be renewed automatically for successive and consecutive periods of three (3) years (each such period a “Renewal Term”, and each such Renewal Term constituting part of the Employment Period) commencing at the third (3rd) anniversary of the Effective Date and on each subsequent third (3rd) anniversary thereafter, unless written notice that employment of Executive under this Agreement will not be extended is given by either the Employee or the Company not less that sixty (60) days prior the expiration of the then current Employment Period.

2.    TERMS OF EMPLOYMENT.

(A)      POSITION AND DUTIES.

(i)    During the Employment Period, Executive shall serve as the Chief Executive Officer and Chairman of the Board of Aceto, and perform such duties and functions commensurate with such title as the Board of Directors of Aceto (the “Board”), shall reasonably determine.  Executive’s services shall be performed principally at Aceto’s headquarters in Lake Success, New York.  However, from time to time, Executive may also be required by his job responsibilities to travel on Aceto business, and Executive agrees to do so.  Executive shall not be required to relocate from the Lake Success, New York area unless Aceto relocates its corporate headquarters, in which event Executive may be required to relocate to such location.

(ii)   During the Employment Period, Executive agrees to devote his full-time attention to the business and affairs of Aceto and/or its subsidiaries.  Executive’s employment under this Agreement shall be Executive’s exclusive employment during the Employment Period.  Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, is contrary to the interest of Aceto or any of its subsidiaries, or requires any significant portion of Executive's business time.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business and affairs of Aceto or interfere with Executive's performance of his duties hereunder.  Executive may not serve on the board of directors of any entity other than Aceto during the Employment Period without the written approval of the Board.  Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

(B)      COMPENSATION.

(i)    Base Salary.  During the Employment Period, Executive shall receive a base salary ("Base Salary"), which shall be paid in equal installments on a biweekly basis, at the rate of Four Hundred Forty Six Thousand One Hundred Ninety Dollars ($446,190) per annum. This base salary may be adjusted annually at the discretion of Aceto’s Compensation Committee, with approval by the Board.

(ii)   Bonus.  In addition to Executive’s Base Salary, Executive may be granted bonus(es) at the discretion of Aceto’s Compensation Committee, with approval by the Board.

(iii)         Expenses.  During the Employment Period, Executive shall be entitled to receive reimbursement or seek direct payment to vendors for all employment-related expenses incurred by Executive in accordance with the policies, practices and procedures of Aceto as in effect generally from time to time after the Effective Date with respect to executives of Aceto.

(iv)         Vacation.  During the Employment Period, Executive shall be entitled to paid vacation as set forth in Aceto’s Company Manual, which may be used in accordance with the policies, programs and practices of Aceto, which are in effect generally from time to time after the Effective Date with respect to other executives of Aceto.

(v)          Sick Leave.  During the Employment Period, Executive shall be entitled to be paid sick leave in accordance with the policies, programs and practices of Aceto, which are in effect generally from time to time after the Effective Date with respect to other executives of Aceto.

(vi)         Car Allowance.  During the Employment Period, Executive shall be entitled to a car allowance in accordance with Aceto’s car allowance policy, in lieu of expenses associated with the operation of his own automobile. In the alternative, in accordance with Aceto’s car allowance policy, Aceto may provide Executive with the private use of a company owned or leased vehicle (if leased, the lease cost up to the amount of the car allowance), including a driver in accordance with past practices and all expenses related to such use (including, without limitation, gas and maintenance expenses) shall be borne by Aceto.

(vii)        Other Benefits.  During the Employment Period, Executive shall be entitled to such health insurance and other benefits, as are provided generally to other executives at Aceto, in accordance with the policies, programs and practices of Aceto which are in effect from time to time after the Effective Date.

3.     EARLY TERMINATION OF EMPLOYMENT.

(A)     DEATH OR DISABILITY.  Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.  In the event that Executive is disabled, as a result of mental or physical condition or illness, and as such cannot perform the material functions of his job, even with reasonable accommodation, for a total of ninety (90) consecutive days or for a total of six (6) months (whether or not such six (6) months is consecutive) during any twelve (12) consecutive month period, Executive’s employment may be terminated by Aceto upon Aceto’s reasonable and good faith determination that Executive is so disabled (“Disability Effective Date”).  In the event that Aceto intends to terminate the employment of Executive because of disability, Aceto shall give the Executive no less than thirty (30) days’ prior written notice of Aceto’s intention to terminate Executive’s employment.  In the event that Executive denies that he is disabled from performing the material functions of his job, Executive may, within thirty (30) days of the date of notice of Aceto’s intention to terminate, request that his disability be determined by an independent, licensed physician selected by Aceto or its insurers and acceptable to Executive, Executive’s acceptance of the physician not to be unreasonably withheld.  Promptly following such request by Executive, Aceto shall arrange for an examination of Executive and Executive shall cooperate fully in such examination. Executive shall remain employed under all the terms, provisions and conditions of this Agreement, until the physician determines in writing whether Executive is disabled from performing the material functions of his job.  In the event that the physician determines that Executive is not disabled from performing the material functions of his job, Executive shall continue with his employment under this Agreement.  In the event that the physician determines that Executive is disabled from performing the material functions of his job, Executive’s employment shall terminate upon such determination.

(B)     CAUSE.  Aceto may terminate Executive’s employment during the Employment Period for Cause by giving written notice to Executive.  For purposes of this Agreement, "Cause" shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of Executive to such a felony; (ii) Aceto’s good faith determination corroborated by independent evidence, or Executive’s admission, of Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, would amount to a felony involving money or property of Aceto or its subsidiaries, or which would constitute a felony in the jurisdiction  where the act or failure to act has occurred; (iii) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive’s job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within ten (10) days thereafter; or (iv) material breach of any of the representations, warranties or covenants set forth in Sections 6 or 7 of this Agreement.

(C)     GOOD REASON. Executive may terminate his employment for Good Reason by giving written notice to Aceto. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the consent of the Executive, a reasonable determination by the Executive that any of the following has occurred:

(i)    the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including title and reporting requirements, authority, duties or responsibilities as contemplated by Section 2(A) of this Agreement), or any other action by Aceto which results in a material diminution in such position, authority, duties or responsibilities excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by Aceto promptly after receipt of written notice thereof given by the Executive;

(ii)   following a “Change of Control” (as hereinafter defined) or in the sixty (60) day period immediately preceding a Change in Control (provided that Aceto had prior knowledge during the period of the Change of Control), Aceto (a) reduces Executive’s Base Salary, in one or a series of reductions, in excess of twenty (20%) percent from Executive’s average Base Salary for the three (3) year period immediately preceding the Change in Control or (b) requires Executive to relocate from the Lake Success, New York area;  or

(iii)          any failure by Aceto to comply with any of the provisions of this Agreement applicable to Aceto, provided Aceto has been given written notice of such failure, neglect or refusal, and has not cured such within 10 days thereafter, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after written notice thereof from Executive.

(D)     TERMINATION FOR OTHER REASONS. Aceto may terminate the employment of Executive without Cause by giving written notice to Executive at least thirty (30) days prior to the Date of Termination. Executive may resign from his employment without Good Reason hereunder by giving written notice to Aceto at least thirty (30) days prior to the Date of Termination.

(E)      NOTICE OF TERMINATION. Any termination shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of  Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice, unless otherwise required by Section 3(F)). The failure by Executive or Aceto to set forth in the Notice of Termination any fact or circumstance shall not waive any right of  Executive or Aceto hereunder or preclude Executive or Aceto from asserting such fact or circumstance in enforcing Executive's or Aceto's rights hereunder.

(F)      DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by Aceto for Cause, or by Executive for Good Reason, (a) the date of delivery of written notice, if by personal delivery or overnight carrier, (b) the next day after the date of transmission of written notice, if transmitted by facsimile or e-mail, or (c) three (3) calendar days after the date of mailing of written notice, if transmitted by first class mail; provided, however, if a cure period applies, then the Date of Termination shall mean the expiration date of said cure period if the breach is not cured; (ii) if Executive’s employment is terminated by reason of Executive’s death or disability, the date of death, or the effective date of disability as provided herein above; or (iii) if Executive's employment is terminated by Aceto other than for Cause, death, or Disability or by Executive other than for Good Reason, the Date of Termination shall be the 30th day following the transmission of Notice of Termination as specified in (D) of this section.

4.     OBLIGATIONS OF ACETO UPON EARLY TERMINATION.

(A)     WITHOUT CAUSE BY ACETO OR FOR GOOD REASON BY EXECUTIVE. If, during the Employment Period, Aceto shall terminate Executive's employment without Cause or Executive shall terminate employment for Good Reason:

(i)    Aceto shall pay to Executive, within thirty (30) days after the Date of Termination, any accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under Section 2(B), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”).

(ii)   Aceto shall continue to pay to Executive, in regular bi-weekly installments Executive’s Base Salary under the Agreement for the duration of the Employment Period.  If Executive commences employment with another employer, or if Executive engages in other work for compensation, then Aceto’s obligation to pay bi-weekly installments shall be reduced or eliminated to the extent Executive receives compensation from the other work other than with Aceto.

(iii)          Aceto shall continue to provide benefits to Executive at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies which are generally applicable to other peer executives, for the duration of the Employment Period (the “Welfare Benefit Continuation”). Executive’s rights under Aceto’s benefit plans of general application shall be determined under the provisions of those plans. If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by Aceto as described herein shall terminate.

(iv)         In addition to the items specified in 4(A)(i) to (iii), Aceto may, in its discretion, negotiate other mutually agreeable severance arrangements with Executive in accordance with Section 4(F) below.

(B)     DEATH. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement shall terminate without further obligation to Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination).

(C)      CAUSE BY ACETO OR WITHOUT GOOD REASON. If Executive's employment shall be terminated for Cause by Aceto or Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and the amount of any compensation previously deferred by Executive, in each case to the extent theretofore unpaid, all of which shall be paid in cash within thirty (30) days of the Date of Termination.

(D)      DISABILITY.  If Executive's employment shall be terminated by reason of Executive's disability during the Employment Period, this Agreement shall terminate without further obligation to Executive, other than for payment of Accrued Obligations and the timely payment or provision of the Welfare Benefit Continuation. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination. Executive shall be entitled after the Disability Effective Date to receive disability and other benefits as in effect at the Disability Effective Date with respect to other peer executives of Aceto and their families.  In addition, Aceto shall continue to pay to Executive in regular biweekly installments, Executive’s base salary under the Agreement for a period of six (6) months following termination.

(E)      WELFARE BENEFIT CONTINUATION. In the event that Aceto is obligated hereunder to pay Welfare Benefit Continuation to Executive following termination of Executive’s employment, Aceto may satisfy its obligation to pay the medical insurance component of the Welfare Benefit Continuation by advancing COBRA payments for the benefit of Executive.

(F)      NON-RENEWAL.  In the event that Aceto elects to not have this Agreement automatically renew in accordance with the provisions of Section 1 hereof after the expiration of the Employment Period (as the same may be extended by any Renewal Term), and Executive does not remain in the employment of Aceto as an employee at will or otherwise, or Executive’s employment is terminated by Aceto during the Employment Period without cause or by Executive with Good Reason, then in any of such events Aceto intends to continue its past practice of negotiating appropriate, mutually agreeable severance arrangements for Aceto executives.  As in the past, Aceto shall have discretion as to the amount of severance pay and related benefits that will be provided, as well as the terms and conditions of such agreements, which severance arrangements shall be in addition to, and not in lieu of, any severance compensation and benefits expressly provided for in this Agreement.

5.     RIGHTS AND OBLIGATIONS UPON A CHANGE IN CONTROL

In the event that following a “Change in Control” (as defined in this Section 5) of Aceto during the Employment Period: (a) the Executive is terminated without Cause within two (2) years after the occurrence of a Change of Control, (b) the Executive terminates his employment for Good Reason within two (2) years after the occurrence of a Change of Control; or (c) Aceto or its successor elects to not have this Agreement automatically renew on the first anniversary of the Agreement’s term following the Change of Control, then Aceto shall pay the Executive an amount equal to: (i) all Accrued Obligations; (ii) three (3) times the Executive’s Base Salary in effect immediately prior to his termination and (iii) two (2) times the amount of bonus, if any, paid to the Executive for the fiscal year preceding the Change in Control. Such payment shall be made in a lump sum payable on the date which is thirty (30) days after the date of termination. Aceto shall also continue for such period to permit the Executive to receive or participate at Aceto’s expense in all fringe benefits available to him pursuant to Section 2 above for a period of three (3) years after the termination of his employment; provided,  however, in no event shall the amount paid to the Executive pursuant to this Section 5 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or then applicable law, and to the extent any “excess parachute payment,” as that phrase is defined in Section 280G(b) of the Code or then applicable law, would result from the provisions of this Section 5, then the amount the Executive would otherwise receive shall be reduced so that no “excess parachute payment” is made by Aceto or received by the Executive.

A “Change in Control” of Aceto shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

(i)    any person (a “Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act (the “Act”) (other than (A) Aceto and/ or its wholly owned subsidiaries; (B) any “employee stock ownership plan” (as that term is defined in Code Section 4975(e)(7)) or other employee benefit plan of Aceto and any trustee or other fiduciary in such capacity holding securities under such plan; (C) any corporation owned, directly or indirectly, by the shareholders of Aceto in substantially the same proportions as their ownership of stock of Aceto; or (D) any other Person, who, within the one (1) year prior to the event which would otherwise be a Change in Control, was an executive officer of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Aceto representing 20% or more of the combined voting power of Aceto’s then outstanding securities, or such lesser percentage of voting power (but not less than 15%) as determined by the Independent Directors of Aceto. For purposes hereof, Independent Director shall be determined under the rules of The NASDAQ Stock Market;

(ii)   during any two (2) year period the following persons shall cease for any reason to constitute at least a majority of the Board of Directors: (i) directors of Aceto in office at the beginning of such period and (ii) any new director whose election by the Board of Directors, or whose nomination for election, was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two year period. Provided, however, any new director shall not include a director designated by a Person who has entered into an agreement with Aceto to effect  a transaction described in subsections (i) or (iii) hereof; or

(iii)          the consummation of (A) a consolidation or merger of Aceto in which Aceto is not the continuing or surviving corporation or otherwise does not have control over the combined entity or pursuant to which Aceto’s common stock would be converted into cash, securities, and/or other property, other than a merger of Aceto in which holders of common stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the common stock immediately before; or

(iv)         any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of Aceto; or

(v)          Aceto’s shareholders or Aceto’s Board of Directors approve the liquidation or dissolution of Aceto.

6.     CONFIDENTIAL INFORMATION.

(A)     “Confidential Information” means any information concerning or referring in any way to the business of Aceto disclosed to or acquired by the Executive through or as a consequence of the Executive’s employment with Aceto. For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto which is not generally known to the public and which in the ordinary course of business is maintained by Aceto as confidential. By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by Aceto as “confidential.” Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (x) a person otherwise bound to the provisions hereof, or (y) any person bound by a duty of confidentiality or similar duty owed to Aceto.

(B)     DUTY OF CONFIDENTIALITY.  Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to Executive to disclose or use), either during or after the term of this Agreement, any Confidential Information belonging to Aceto, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of Aceto. In this regard, Executive is expressly authorized to release confidential information to relevant governmental agencies if counsel to Aceto reasonably determines that it is in the best interest of Aceto.  Upon termination of this Agreement, or at the request of Aceto prior to its termination, Executive shall deliver forthwith to Aceto all original Confidential Information (and all copies thereof) in Executive’s possession or control belonging to Aceto and all tangible items embodying or containing Confidential Information.

(C)      DOCUMENTS, RECORDS, ETC.  All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by Aceto or are produced by Executive in connection with Executive’s services will be and remain the sole property of Aceto.  Executive will return to Aceto forthwith all such materials and property upon the termination of this Agreement or sooner if requested by Aceto.

(D)      ASSIGNMENT OF RIGHTS.  Executive shall make full and prompt disclosure to Aceto of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by Executive as a result or product of his employment relationship with Aceto.  Executive hereby assigns to Aceto without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof.  Executive shall, at the request of Aceto, without additional compensation from time to time execute, acknowledge and deliver to Aceto such instruments and documents as Aceto may require to perfect, transfer and vest in Aceto the entire right, title and interest in and to such inventions.  In the event that Executive does not timely perform such obligations, Executive hereby makes Aceto and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive’s behalf.  Executive shall cooperate with Aceto upon Aceto’s request and at Aceto’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

(E)      INJUNCTIVE RELIEF.  Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in this Section 6 will cause irreparable damage to Aceto, and accordingly, Executive agrees that Aceto shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Aceto may have.  Terms and agreements set forth in this Section 6 shall survive the expiration or termination of this Agreement for any reason.  The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Aceto of the covenants contained in this Agreement.

(F)      This Agreement supersedes any previous Confidentiality and Non-Disclosure Agreement between the Executive and Aceto.

7.     NON-COMPETE; NON-SOLICITATION.

(A)     NON-COMPETE.  For a period commencing on the Effective Date hereof and ending one (1) year after the date Executive ceases to be employed by Aceto (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of a substantial portion of Aceto’s business or of the business of any subsidiary of Aceto (collectively, a "Competitor").  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

(B)      NON-SOLICITATION.  During the Non-Competition Period, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at Aceto to cease working at Aceto, or in any way interfere with the relationship between Aceto and anyone working at Aceto except in the proper exercise of Executive’s authority or (ii) in any way interfere with the relationship between Aceto and any customer, supplier, licensee or other business relation of Aceto.

(C)      SCOPE.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(D)      INDEPENDENT AGREEMENT.  The covenants made in this Section 7 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against Aceto or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

(E)      NON-PAYMENT.  The material failure of Aceto to make any payments due to Executive under this Agreement within fifteen (15) days written notice from Executive of such failure shall be a defense to the enforceability of this Section 7 and shall bar Aceto from enforcing the provisions of this Section 7 against Executive until such time as all sums lawfully due to Executive under this Agreement are paid to Executive.

(F)      This Agreement supersedes any previous Confidentiality and Non-Disclosure Agreement between the Executive and Aceto.

8.     ARBITRATION.  No dispute between Aceto (or any of its officers, directors, employees, subsidiaries or affiliates) and Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual, age or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or any other individual or organization on which the parties agree or which a court may appoint. Notwithstanding the above, either Aceto or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

The arbitration shall be initiated in Nassau County, New York and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto.  If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA.  The arbitration must be filed within one (1) year of the act or omission which gives rise to the claim.  Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

The Arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of New York.  The cost of arbitration shall be advanced equally by the parties; however, the Arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys’ fees to the prevailing party.  Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

9.      NO CONFLICTING OBLIGATIONS OF EXECUTIVE.

Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity, and that he has no rights or obligations which may conflict with the interests of Aceto or with the performance of Executive’s duties and obligations under this Agreement.  Executive agrees to notify Aceto immediately if any such conflicts occur in the future.

10.    SUCCESSORS.

(A)     This Agreement is personal to Executive and shall not be assignable by Executive.

(B)      This Agreement shall inure to the benefit of Aceto and its successors and assigns.  Aceto may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

11.    MISCELLANEOUS

(A)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof.  This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

(B)      All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by e-mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith.  Notice may be given to Aceto or Executive as follows:

Executive:	Aceto:

Leonard S. Schwartz	Vincent Miata
1868 Bethany Turnpike	President
Pleasant Mountain, PA 18453	One Hollow Lane
Lake Success, NY 1104
Facsimile: (516) 627-6093

Notice to Aceto also must be given to:

Stanley H. Fischer, Esq.
Fischer & Burnstein, LLP
98 Cutter Mill Road
Great Neck, New York 11021
Facsimile: (516) 829-5973

(C)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(D)     Aceto may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(E)     The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Aceto has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ACETO CORPORATION,		EXECUTIVE
a New York Corporation

By:	/s/ Vincent Miata	/s/ Leonard S, Schwartz
	Name: Vincent Miata	LEONARD S. SCHWARTZ
Its: President

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